Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220976

PROSPECTUS SUPPLEMENT
(To the Prospectus Supplement dated November 7, 2017
and the Prospectus dated November 7, 2017)

OPIANT PHARMACEUTICALS, INC.
Up to $20,000,000
Common Stock

This Prospectus Supplement amends and supplements the information in our prospectus, dated November 7, 2017 (File No. 333-220976) (the “Prospectus”), and our Sales Agreement Prospectus, dated November 7, 2017 (the “Sales Agreement Prospectus”).  This Prospectus Supplement should be read in conjunction with the Prospectus and the Sales Agreement Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus or the Sales Agreement Prospectus.  This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and the Sales Agreement Prospectus, and any future amendments or supplements thereto.

We filed the Sales Agreement Prospectus on October 13, 2017 to register the offer and sale of shares of our common stock from time to time pursuant to the terms of a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) we entered into with Cantor Fitzgerald & Co., or Cantor Fitzgerald, acting as the sales agent.

On March 7, 2018, the date we filed our Transition Report on Form 10-KT for the five-month period ended December 31, 2017, our Prospectus became subject to the offering limits in General Instruction I.B.6 of Registration Statement on Form S-3.  At that time, based on the highest closing sale price of our common stock on The Nasdaq Capital Market within the prior 60 days and the number of shares of our outstanding common stock held by non-affiliates, we were eligible under General Instruction I.B.6 to offer and sell up to at least $20,000,000 of shares of our common stock.

Through the date hereof, we have not sold any shares of our common stock through Cantor Fitzgerald under the Sales Agreement.  We are filing this Prospectus Supplement to amend the Sales Agreement Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $20,000,000 from time to time through Cantor Fitzgerald. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement and Prospectus of which this Prospectus Supplement and the Sales Agreement Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on The Nasdaq Capital Market under the symbol “OPNT.” On March 16, 2018, the closing price of our common stock on The Nasdaq Capital Market was $20.65 per share.  As of March 16, 2018, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Registration Statement on Form S-3 was $62,399,577, which was calculated based on 2,354,701 shares of our common stock outstanding held by non-affiliates and at a price of $26.50 per share, the last reported sale price for our common stock on February 15, 2018. As of the date hereof, we have not offered and sold any common stock pursuant to General Instruction I.B.6 of Registration Statement on Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Sales Agreement Prospectus and in our Transition Report on Form 10-KT for the

five-month period ended December 31, 2017, to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2018.